Mid-Con Energy Partners, LP Announces $220 Million Borrowing Base

DALLAS, April 2, 2015 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or “MCEP”) announces a redetermination of its borrowing base to $220 million, a reduction of $20 million, or approximately 9% from previously established commitments. The new borrowing base, which is part of MCEP’s $250 million senior secured revolving credit facility, became effective April 2, 2015, with Royal Bank of Canada acting as Administrative Agent. Participant lenders include Bank of Nova Scotia, BOKF NA, Comerica Bank, Wells Fargo Bank N.A., Frost Bank and MUFG Union Bank.

“We appreciate the affirmation of support and unanimous approval from our lending group and believe this modest reduction is reflective of the quality of our high PDP, low decline asset base,” commented Michael Peterson, Chief Financial Officer. “In an environment where our strategy is to live within organic cash generation, our current borrowing capacity of $17 million affords ample liquidity at current NYMEX strip prices to support our day-to-day operations as well as our distribution and 2015 capital investment program.”

Mid-Con Energy’s next regularly scheduled bi-annual redetermination will occur on or about October 31, 2015. This and other updated information has been included in MCEP’s presentation and posted on Mid-Con Energy's website at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
Krista McKinney
(972) 479-5980
kmckinney@midcon-energy.com

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